Exhibit 3(i)

AMENDMENT TO ARTICLES OF INCORPORATION

OF

IQUNIVERSE, INC.

(INCLUDING AMENDMENTS TO STATEMENTS OF DESIGNATION
OF PREFERENCES, RIGHTS AND LIMITATIONS

OF SERIES B AND SERIES C CONVERTIBLE PREFERRED STOCK)

The undersigned, Paul D. Crawford, being the Chief Executive Officer of IQUniverse, Inc., a Minnesota corporation (the “Company”), pursuant to the provisions of Section 302A.139 of the Minnesota Business Corporation Act, does hereby certify that the Board of Directors and the Shareholders of the Company adopted the following amendments to the Company’s Articles of Incorporation and Statements of Designation of Preferences, Rights and Limitations of Series B and Series C Convertible Preferred Stock, effective as of November 18, 2002:

AMENDMENT TO ARTICLES OF INCORPORATION

1.             Article IV of the Company’s Articles of Incorporation has been amended to read in its entirety as follows:

“4.01 The number of shares that the corporation shall have authority to issue, itemized by class, series and par value of the shares, if any, is:

Class	Shares	Par Value
Common Stock	50,700,000	$0.001
Series B Convertible Preferred Stock	100,000	$0.001
Series C Convertible Preferred Stock	200,000	$0.001
Undesignated Stock	49,000,000	$0.001

Total Authorized Capital Stock	100,000,000	$0.001

The shares of Preferred Stock and Undesignated Stock shall have the rights and preferences as adopted by resolutions of the Board of Directors from time to time, as amended.

4.02         The Board of Directors may, from time to time, establish by resolution different classes or series of shares and may fix the relative rights and preferences of said shares in any class or series.

4.03         The Board of Directors shall have the authority to issue shares of a class or series to holders of another class or series to effectuate share dividends, splits, or conversion of its outstanding shares.

4.04.        No shareholder of this Corporation shall have any cumulative voting rights.

4.05.        No shareholder of this Corporation shall have any preemptive rights to subscribe for, purchase or acquire any shares of the Corporation of any class, or any obligations or other securities convertible into or exchangeable for any such shares, or any rights to purchase any such shares, securities or obligations.”

AMENDMENT TO STATEMENT OF DESIGNATION
OF
SERIES B CONVERTIBLE PREFERRED STOCK

1.             Section E. of the Company’s Statement of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock has been amended to delete in its entirety Section E., captioned “Liquidation Preference”, to eliminate the liquidation preference stated therein in its entirety.

AMENDMENT TO STATEMENT OF DESIGNATION
OF
SERIES C CONVERTIBLE PREFERRED STOCK

1.             Section 4. of the Company’s Statement of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock has been amended to delete in its entirety, Section 4, captioned “Liquidation Rights”, to eliminate the liquidation preference stated therein in its entirety.

That the foregoing amendments have been adopted in accordance with the requirements of, and pursuant to, Chapter 302A of the Minnesota Statutes including Section 302A.135.

IN WITNESS WHEREOF, I have subscribed my name this 3rd day of December, 2002.

/s/ Paul D. Crawford
Paul D. Crawford, Chief Executive Officer